CONTACTS:	Tony Rossi Financial Relations Board 310-854-8317 trossi@financialrelationsboard.com
MOBILITY ELECTRONICS REPORTS
FOURTH QUARTER 2006 FINANCIAL RESULTS
SCOTTSDALE, Ariz., February 26, 2007 — Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions, today reported financial results for the fourth quarter ended December 31, 2006. Total revenue was $19.3 million in the fourth quarter of 2006, compared with revenue of $23.6 million in the fourth quarter of 2005.
The year-over-year decline in total revenue is primarily attributable to lower sales of universal power adapters to RadioShack and Targus, as those customers execute on inventory reduction initiatives, as well as to lower sales of handheld connectivity products, which declined by 55% year-over-year.
Net loss was $7.1 million, or ($0.23) per diluted share, in the fourth quarter of 2006, compared with a net loss of $5.4 million, or ($0.18) per diluted share, in the same quarter of the prior year. Net loss in the fourth quarter of 2006 included a $3.5 million inventory impairment charge recorded in connection with the sales of the Company’s handheld hardware and expansion and docking businesses (collectively referred to as the connectivity business), current period non-cash equity compensation charges of $496,000, and a $717,000 charge for non-cash equity compensation expense relating to the Company’s voluntary review of its historical stock option granting practices (as discussed below). Excluding these items, net loss was $2.4 million, or ($0.08) per diluted share, in the fourth quarter of 2006. Excluding these items and the operating results of the connectivity business that is being divested, net loss was $1.7 million, or ($0.05) per diluted share, in the fourth quarter of 2006.
Excluding litigation settlement expense of $4.3 million and non-cash compensation charges of $387,000, net loss was $721,000, or ($0.02) per diluted share, in the fourth quarter of 2005.
Charlie Mollo, President and Chief Executive Officer of Mobility Electronics, commented, “Our fourth quarter revenues exceeded our expectations, which was primarily attributable to a slower than expected decline in sales of power adapters to Dell as this program winds down, and to better than expected sales to RadioShack and Lenovo. We now expect the Dell program to terminate during the first quarter of 2007.
“We continue to focus on building the foundation that will drive growth in our universal power adapters for low-power mobile electronic (ME) devices. Our trial programs with Cingular and Best Buy remain ongoing as we continue to work with them to determine the optimal product offering and merchandising materials, with the goal of receiving approval for a national roll out. Our new sales organization is making excellent progress in expanding the market penetration for our low-power products, and we have secured another trial program with a major wireless carrier. We have also developed valuable relationships with several leading distributors to the wireless
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Mobility Electronics, Inc.

carrier and retail market that we expect will have a positive impact on the number of stores carrying our products in 2007,” said Mr. Mollo.
Product Area Highlights
•	As a percentage of overall company sales in the quarter, sales of power products represented 80%, handheld connectivity products represented 8%, and expansion and docking products represented 8%.

•	Unit sales of universal power products for high-power ME devices, such as portable computers, were approximately 290,000 units in the fourth quarter of 2006.

•	Unit sales of universal power adapters for low-power ME devices, such as mobile phones, PDAs, MP3 players and digital cameras, were approximately 511,000 units in the fourth quarter of 2006.

•	Revenue from the sale of power products for high-power ME devices was $11.8 million in the fourth quarter of 2006, compared with $14.2 million in the same period of the prior year.

•	Revenue from the sale of power products for low-power ME devices was $3.7 million in the fourth quarter of 2006, compared with $4.0 million in the same period of the prior year.

•	Revenue from the sale of all power products was $15.5 million in the fourth quarter of 2006, compared with $18.2 million in the same period of the prior year.
Financial Highlights
Gross margin was 8.6% in the fourth quarter of 2006, compared to 27.6% in the fourth quarter of 2005. The decline in gross margin was primarily attributable to the $3.5 million inventory impairment charge related to the connectivity business, which is in the process of being divested by the Company. Excluding the inventory impairment charge, gross margin was 26.9% in the fourth quarter of 2006. Gross margin was negatively impacted by the reduced sales volume in the quarter and by a heavier mix of lower margin, high-power product sales to OEM customers.
Total operating expenses in the fourth quarter of 2006 were $9.2 million, or 47.6% of revenue. This compares with $8.0 million, or 33.7% of revenue, in the fourth quarter of 2005. The higher operating expense as a percentage of revenue primarily reflects increased investments in advertising and marketing to support the growth of the low-power business, the additional non-cash equity compensation expense resulting from the Company’s voluntary review of its historical stock option granting practices, and the lower level of revenues. Excluding non-cash equity compensation expense and expenses related to the connectivity business, operating expenses were $6.4 million in the fourth quarter of 2006.
The Company’s balance sheet remained strong with $17.3 million in cash, cash equivalents, and short-term investments and an additional $4.7 million in long-term investments at December 31, 2006. The Company continued to have no long-term debt and had a current ratio of 3.1 at December 31, 2006.
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Mobility Electronics, Inc.

Results of Stock Option Review
The Company also announced that it has completed a voluntary review of its historical stock option granting practices that was overseen by the Audit Committee of the Company’s Board of Directors with the assistance of legal counsel. The Company has determined that it used incorrect measurement dates with respect to the accounting for certain previously granted stock options, primarily during the years 2000 through 2004 as a result of lapses in documentation and deficiencies in option plan administration controls. The cumulative impact of the errors resulted in additional non-cash equity compensation of $717,000. The cumulative charge was reported in the current period since the amount of the non-cash equity compensation expense attributable to each of the previous periods was not material to any previously reported historical period, or to fiscal year 2006.
Outlook
In the first quarter of 2007, the Company believes that total revenue will range from $16 million to $17 million, and fully diluted loss per share (excluding non-cash equity compensation charges) to range from ($0.04) to ($0.05). For comparison purposes, when revenues from Dell and the connectivity business currently being divested are excluded from the fourth quarter of 2006 and the first quarter of 2007, total revenues are expected to increase on a sequential quarter basis by 12% to 20%. The expected increase is primarily due to anticipated higher sales to Targus as well as to some modest impact of new products and sales to new customers.
Commenting on Mobility’s outlook, Mr. Mollo said, “We believe the trial programs and new distribution partners we have developed for our low-power business provide an excellent opportunity to drive growth in this area during 2007. We also have a strong new lineup of products in both the high- and low-power areas, such as the iGo powerXtender™ and the iGo everywhere85, that we believe will positively impact sales in both our existing and new accounts. Although our 2006 financial results were disappointing, we believe the business is fundamentally healthy and we are taking the appropriate steps to remedy the issues that have negatively impacted our performance in the past. The divestiture of our handheld hardware and docking and expansion businesses have simplified our business going forward and will allow us to focus more exclusively on developing the channels of distribution necessary to drive growth in sales of our innovative power products. We are increasingly confident in our belief that we have positioned the Company to demonstrate steady improvement in our financial performance in 2007 and the coming years.”
Non-GAAP Financial Measures
This release makes reference to certain financial measures that are non-GAAP, including (i) net loss of $2.4 million and net loss per share of ($0.08) before non-cash equity compensation and inventory impairment expense for the quarter ended December 31, 2006, (ii) net loss of $1.7 million and net loss per share of ($0.05) before non-cash equity compensation and operating results of the connectivity business for the quarter ended December 31, 2006, (iii) net loss of $721,000 and net loss per share of ($0.02) before non-cash equity compensation and litigation settlement expense for the quarter ended December 31, 2005, (iv) gross margin of 26.9% excluding the inventory impairment expense for the quarter ended December 31, 2006, and (v) operating expense of $6.4 million excluding non-cash equity compensation and expenses related to the connectivity business during the quarter ended December 31, 2006. The Company believes the use of these non-GAAP financial measures allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
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Mobility Electronics, Inc.

About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for portable computers and mobile electronic devices (e.g., mobile phones, PDAs, digital cameras, etc.) and creator of the patented iGo® intelligent tip technology. Mobility Electronics’ iGo brand offers a full line of AC, DC and combination AC/DC power adapters for portable computers and low-power mobile electronic devices. All of these adapters leverage the Company’s iGo intelligent tip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable tips.
The Company also offers other accessories for the mobile electronic device market, such as foldable keyboards.
Mobility Electronics’ products are available at www.iGo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks and iGo powerXtender is a trademark of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the Company’s financial performance in the first quarter of 2007, the expected termination of the Dell program in the first quarter of 2007, the anticipated expansion of the distribution channels for the Company’s products, the expected launch of a new trial program with a major wireless carrier in the second quarter of 2007, the belief that the Company’s trial programs and new distribution partners provide an excellent opportunity to drive growth in its low power program in 2007, the belief that the Company’s new high- and low-power products will positively impact sales in its existing and new accounts, the belief that the Company’s business is fundamentally healthy and that the Company has taken the appropriate steps to remedy the issues that negatively impacted its performance, the belief that the Company is positioned to demonstrate steady improvement in its financial performance in 2007 and the coming years, and the anticipated impact of product development efforts, the reorganization of the connectivity business, and the future growth opportunities for the Company’s products. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the inability of the Company’s new sales and marketing strategy to generate broader consumer awareness, increased adoption rates, or impact sell-through rates at the retail level; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the inability to create broad consumer awareness and acceptance for the Company’s products; the timing and success of product developments, introductions and pricing of competitors; the timing of
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Mobility Electronics, Inc.

substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the Company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. The Company undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, the Company does not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Net revenue	$19,310	$23,611	$92,464	$85,501

Gross profit	1,669	6,534	23,116	25,847

Selling, engineering and administrative expenses	9,189	7,966	32,967	28,711
Asset impairment	—	—	8,073	—

Income (loss) from operations	(7,520)	(1,432)	(17,924)	(2,864)
Interest income (expense), net	273	330	1,203	813
Other income (expense), net	107	(6)	129	11,626
Litigation settlement expense	—	(4,283)	(250)	(4,283)

Income (loss) before provision for income tax	(7,140)	(5,391)	(16,842)	5,292
Provision for income tax	—	—	—	285

Net income (loss)	$(7,140)	$(5,391)	$(16,842)	$5,007

Net income (loss) per share:
Basic	$(0.23)	$(0.18)	$(0.54)	$0.17
Diluted	$(0.23)	$(0.18)	$(0.54)	$0.16

Weighted avg common shares outstanding:
Basic	31,697	30,778	31,392	30,004
Diluted	31,697	30,778	31,392	32,003

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — net income (loss) to net income (loss) before non-cash equity compensation:

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income (loss)	$(7,140)	$(5,391)	$(16,842)	$5,007
Non-cash equity compensation	1,213	387	2,637	1,498

Net income (loss) before non-cash equity compensation	$(5,927)	$(5,004)	$(14,205)	$6,505

Diluted net income (loss) per share before non-cash equity compensation	$(0.19)	$(0.16)	$(0.45)	$0.20

Reconciliation of non-GAAP Financial Measure — net income (loss) to net income (loss) before non-cash equity compensation, asset impairment, inventory impairment, gain on sale of intellectual property assets, provision for income tax, insurance recovery, and litigation settlement expense:

Net income (loss)	$(7,140)	$(5,391)	$(16,842)	$5,007
Non-cash equity compensation	1,213	387	2,637	1,498
Asset impairment	—	—	8,073	—
Inventory impairment	3,535	—	3,535	—
Gain on sale of intellectual property assets	—	—	—	(11,632)
Provision for income tax	—	—	—	285
Insurance recovery	—	—	(1,500)	—
Litigation settlement expense	—	4,283	250	4,283

Net income (loss) before non-cash equity compensation, asset impairment, inventory impairment, gain on sale of intellectual property assets, provision for income tax, insurance recovery, and litigation settlement expense	$(2,392)	$(721)	$(3,847)	$(559)

Diluted net income (loss) per share before non-cash equity compensation, asset impairment, inventory impairment, gain on sale of intellectual property asset, provision for income tax, insurance recovery, and litigation settlement expense	$(0.08)	$(0.02)	$(0.12)	$(0.02)

This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of period-to-period operating performance. Net income (loss) before non-cash equity compensation, asset impairment, inventory impairment, gain on sale of intellectual property assets, provision for income tax, insurance recovery, and litigation settlement expense should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
(unaudited)
Reconciliation of non-GAAP Financial Measure — Operating results by product line to net loss before non-cash equity compensation by product line:

	Three months ended			Year ended
	December 31, 2006			December 31, 2006
	Power,			Power,
	Keyboards	Expansion &		Keyboards	Expansion &
	& Corporate	Handheld	Total	& Corporate	Handheld	Total
Net revenue	$16,231	$3,079	$19,310	$74,231	$18,233	$92,464
Gross profit	4,323	(2,654)	1,669	21,711	1,405	23,116
Selling, engineering and administrative expenses	7,654	1,535	9,189	26,974	5,993	32,967
Asset impairment	—	—	—	—	8,073	8,073

Loss from operations	(3,331)	(4,189)	(7,520)	(5,263)	(12,661)	(17,924)
Interest income (expense), net	273	—	273	1,203	—	1,203
Other income (expense), net	107	—	107	129	—	129
Litigation settlement expense	—	—	—	(250)	—	(250)

Loss before provision for income tax	(2,951)	(4,189)	(7,140)	(4,181)	(12,661)	(16,842)
Provision for income tax	—	—	—	—	—	—

Net loss	(2,951)	(4,189)	(7,140)	(4,181)	(12,661)	(16,842)
Non-cash equity compensation	1,213	—	1,213	2,637	—	2,637

Net loss before non-cash equity compensation	$(1,738)	$(4,189)	$(5,927)	$(1,544)	$(12,661)	$(14,205)

Net loss per share before non-cash equity compensation — basic and diluted:	$(0.05)	$(0.13)	$(0.19)	$(0.05)	$(0.40)	$(0.45)
Weighted avg common shares outstanding — basic and diluted:	31,697	31,697	31,697	31,392	31,392	31,392
This information is being provided because management believes these are key metrics to the investment community and assist in the understanding and analysis of operating performance. Operating results by product line and corresponding net loss before non-cash equity compensation by product line should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics,Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Cash and cash equivalents	$9,201	$13,637
Short-term investments	8,143	20,286
Accounts receivable, net	20,855	18,778
Inventories	12,350	13,373
Prepaid expenses and other current assets	405	565

Total current assets	50,954	66,639
Other assets, net	14,910	17,271

Total assets	$65,864	$83,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$16,459	$23,737
Long-term liabilities	—	824

Total liabilities	16,459	24,561
Total stockholders’ equity	49,405	59,349

Total liabilities and stockholders’ equity	$65,864	$83,910

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